Exhibit 99.1

CONTACTS

Dan Schlanger, CFO

Ben Lowe, SVP & Treasurer

Crown Castle Inc.

713-570-3050

Crown Castle Announces

Proposed Offering of Senior Notes

January 9, 2023 - HOUSTON, TEXAS - Crown Castle Inc. (NYSE: CCI) (“Crown Castle”) announced today that it is commencing a public offering of senior notes, subject to market and other conditions. The notes will be issued by Crown Castle. Crown Castle intends to use the net proceeds from this offering to repay outstanding indebtedness under its existing revolving credit facility and pay related fees and expenses.

BNP Paribas Securities Corp., J.P. Morgan Securities LLC, MUFG Securities Americas Inc., PNC Capital Markets LLC, RBC Capital Markets, LLC and Truist Securities, Inc. are the joint book-running managers of the offering.

The offering is being made pursuant to Crown Castle’s existing effective shelf registration statement filed with the Securities and Exchange Commission (“SEC”). The offering will be made only by means of a prospectus supplement and the accompanying base prospectus, copies of which may be obtained by contacting any joint book-running manager using the information provided below. An electronic copy of the preliminary prospectus supplement, together with the accompanying prospectus, is also available on the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that are based on Crown Castle management’s current expectations. Such statements include plans, projections and estimates regarding the proposed offering, including the use of proceeds therefrom. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect Crown Castle and its results is included in Crown Castle’s filings with the SEC. The term “including,” and any variation thereof, means “including, without limitation.”

ABOUT CROWN CASTLE

Crown Castle owns, operates and leases more than 40,000 cell towers and approximately 85,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service – bringing information, ideas and innovations to the people and businesses that need them.

JOINT BOOK-RUNNING MANAGERS CONTACT INFORMATION

BNP Paribas Securities Corp. 787 Seventh Avenue, 3rd Floor New York, New York 10019 Attention: Debt Syndicate Email: DL.US.Syndicate.Support@us.bnpparibas.com Toll Free: 800-854-5674	J.P. Morgan Securities LLC 383 Madison Avenue New York, NY 10179 Attention: Investment Grade Syndicate Desk Facsimile: 212-834-6081 Telephone: 1-212-834-4533

MUFG Securities Americas Inc. 1221 Avenue of the Americas, 6th Floor New York, New York 10020 Attn: Capital Markets Group Telephone: 212-405-7440 Facsimile: 646-434-3455	PNC Capital Markets LLC 300 Fifth Avenue, 10th Floor Pittsburgh, Pennsylvania 15222 Toll Free: 1-855-881-0697

RBC Capital Markets, LLC Brookfield Place 200 Vesey Street, 8th Floor New York, NY 10281 Toll Free: 866-375-6829	Truist Securities, Inc. 3333 Peachtree Road NE, 11th Floor Atlanta, Georgia 30326 Telephone: 1-800-685-4786